UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 4, 2010
DIGITILITI, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-53235	26-1408538

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

266 EAST 7TH STREET, 4TH FLOOR SAINT PAUL, MINNESOTA	55101

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (651) 925-3200
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Effective October 4, 2010, Roy A. Bauer resigned as the President and Chief Executive Officer of Digitiliti, Inc. (the “Company”) as contemplated by his employment agreement, which provides that Mr. Bauer would assist the Company in implementing an orderly Chief Executive Officer transition plan by December 31, 2010. Mr. Bauer will remain as Chairman of the Board, and plans to have a continuing active role with the Company in shareholder and investor relations and in its strategic developments.
(c) Effective October 4, 2010, Ehssan Taghizadeh, age 48, became the President and Chief Executive Officer of the Company. Mr. Taghizadeh previously served as the President and Chief Executive Officer of Comtrol Corporation, a network enabling device connectivity company. Since 1991, he had served in various positions at Comtrol, including Chief Executive Officer from January 2009 to October 2010, President from October 2007 to October 2010, VP of Engineering from 2000 to 2007, Acting VP of Finance & Administration from 2005 to 2007, Director of Engineering from 1997 to 2000 and Manager of Engineering/Principal Design Engineer from 1993 to 1997. From 1991 to 1993, Mr. Taghizadeh also served as Manager of Engineering/Design Engineer of Introl Medical, Inc., a subsidiary of Comtrol. He has completed his coursework for a PhD degree in Electrical Engineering, and earned a Master of Science, Microelectronics and Microprocessor Chip Design, and a Bachelor of Science degree in Electrical Engineering from the University of Minnesota.
In connection with his appointment, Mr. Taghizadeh and the Company entered into an employment agreement, effective as of October 4, 2010 (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Taghizadeh will receive a base salary of $185,000 per year and is eligible to receive performance incentive bonuses of up to $20,000 for the fourth quarter of 2010 based on the Company’s and Mr. Taghizadeh’s performance during such quarter. In addition, Mr. Taghizadeh will be granted an option on October 4, 2010 to purchase 600,000 shares of the Company’s common stock (“First Option”) and an option on December 31, 2011, provided that Mr. Taghizadeh is still employed by the Company, to purchase 600,000 shares of the Company’s common stock (“Second Option”). The two options will have a term of five years and an initial exercise price equal to the fair market value of the common stock on the date of grant. The First Option will vest ratably as to one-third (1/3rd) of the option shares on each December 31, 2010, December 31, 2011 and December 31, 2012. The Second Option will vest ratably as to one-third (1/3rd) of the option shares on each December 31, 2011, December 31, 2012 and December 31, 2013.
The Employment Agreement provides that if Mr. Taghizadeh’s employment is terminated by the Company for any reason other than cause or by Mr. Taghizadeh for good reason, Mr. Taghizadeh will receive either: (1) a severance payment equal to 50% of his then base salary if termination occurs before the one year anniversary date of the Employment Agreement, (2) a severance payment equal to 100% of his then base salary if termination occurs on or after the one year anniversary date of the Employment Agreement, or (3) a severance payment equal to 200% of his base salary if such termination occurs within twelve months following a change in control. The Employment Agreement also contains confidentiality and non-compete provisions.
The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is filed as exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
On October 4, 2010, the Company issued a press release announcing the appointment of Mr. Taghizadeh. A copy of the press release is attached hereto as Exhibit 99.1, which is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Exhibit 99.1 shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933. as amended, except as expressly set forth by specific reference in such a filing.

Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated September 30, 2010, effective October 4, 2010, between Ehssan Taghizadeh and Digitiliti, Inc.

99.1	Press Release of Digitiliti, Inc. dated October 4, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITILITI, INC.

Date: October 4, 2010

	By:	/s/ William McDonald Name: William McDonald
Title: Chief Financial Officer